Exhibit 99(a)

Oxford Health Plans Reports First Quarter 2004 Results

•	Earnings per share of $1.03 for the quarter

•	Parent cash and investments total $433.5 million

Trumbull, CT, April 26, 2004 - Oxford Health Plans, Inc. (NYSE: OHP) announced today net earnings of $86.7 million, or $1.03 per diluted share, for the quarter ended March 31, 2004, compared to $72.9 million, or $0.86 per diluted share, for the prior year quarter. The prior year results include a pretax charge of $45 million, or $0.32 per share after tax, for the settlement of the 1997 securities class action litigation. See Exhibit 1 of this release for a reconciliation of net earnings reported under generally accepted accounting principles to run rate earnings for the first quarter of 2004 compared to 2003.

“We are pleased with these financial results, as they continue to demonstrate the success of our overall strategy. Our customers value our broad portfolio of products, as well as the scope and quality of our provider network and service we provide,” commented Charles G. Berg, President and CEO of Oxford.

Business Highlights

Membership: Total fully insured commercial membership ended the quarter at 1.40 million members compared to 1.43 million members at the end of December 2003. The decline in fully insured commercial membership during the quarter was in line with management’s estimates. Medicare membership was 70,400 at the end of the quarter.

Premium Revenue: Premium revenue increased 5.6% in the first quarter to $1.38 billion from $1.31 billion in the first quarter of 2003. Commercial premiums increased 5.4% to $1.22 billion from $1.16 billion in the first quarter of 2003. During the first quarter of 2004 commercial premium yields increased approximately 9.9% over the prior year quarter. Commercial member months declined 4.1% for the quarter compared to the 2003 period. Medicare premiums were $167.1 million in the first quarter of 2004, compared to $155.4 million in the first quarter of 2003.

Investment and Other Income, net: Investment and other income, net, was $24.1 million in the first quarter of 2004, compared to $31.6 million in the first quarter of 2003. Realized gains for the quarter were $4.9 million in 2004, compared to $13.7 million in 2003. The net pre-tax yield on the Company’s investment portfolio was approximately 3.0% for the first quarter of 2004, compared to approximately 3.6% in the first quarter of 2003.

Health Care Services Expense: Health care services expense was $1.118 billion in the first quarter of 2004, compared to $1.034 billion in the first quarter of 2003. The first quarter of 2004 includes approximately $0.5 million of net favorable medical reserve estimate changes from prior periods compared to approximately $7.1 million in the first quarter of 2003. Commercial per member per month (PMPM) medical costs for the first quarter of 2004 increased approximately 11.8% compared to the 2003 first quarter. This increase reflects the reported PMPM commercial medical costs adjusted for net favorable development of commercial medical reserves of approximately $3.3 million and $8.0 million in the first quarter of 2004 and 2003, respectively, and the impact of one additional business day in the first quarter of 2004. Adjusting for the additional business day, commercial PMPM medical costs increased by approximately 10.7%. This increase was in line with management’s estimates for the quarter and is consistent with management’s estimate of a full year commercial PMPM medical trend between 9% and 10%.

The previously reported first quarter 2003 commercial PMPM medical costs increased only 8.4% over the first quarter of 2002, creating an atypical point of comparison for the current quarter’s results. The 2003 first quarter PMPM commercial medical cost increase was lower than expected at that time as a result of several one-time events affecting utilization in that quarter. The remaining three quarters of 2003 had higher medical cost trends and represent more normalized run rates for year-over-year analysis. Full year 2003 PMPM commercial medical cost trends were approximately 9.4%.

Marketing, General and Administrative (MG&A) Expenses: MG&A expenses were $147.3 million, resulting in an administrative loss ratio of 10.6% for the first quarter of 2004, compared to $142.3 million and a 10.8% administrative loss ratio in the first quarter of 2003. As a result of business mix changes and higher premium tax rates, broker commissions and premium taxes accounted for $50.8 million, or 34.5%, of total MG&A expenses for the first quarter of 2004, compared to $45.7 million, or 32.1%, of MG&A expenses in the first quarter of 2003. Excluding the increases in broker commissions and premium taxes, remaining MG&A expenses were essentially flat compared to the first quarter of 2003. (All dollar amounts and percentages cited in this paragraph for 2003 exclude the litigation charge for settlement presented in the accompanying income statement.)

Medical Costs Payable: Medical costs payable were $692.9 million as of March 31, 2004 compared to $671.5 million as of December 31, 2003. The $21.4 million increase during the quarter was primarily due to an increase in IBNR and unpaid claims reserves of $21.1 million. Days claims in medical costs payable ended the quarter at approximately 58 days, consistent with the level at December 31, 2003.

Cash Flow: Cash flow from operations was $65.1 million in the first quarter of 2004, compared to $114.1 million in the first quarter of 2003. Cash flow from operations for the first quarter of 2004 and 2003 includes only two months of Medicare premium receipts. Proforma for the January Medicare premiums received in December of each prior year, operating cash flows would have been $54.2 million and $50.2 million higher in 2004 and 2003, respectively. The decrease in operating cash flow from the prior year quarter was primarily due to the timing of income tax payments, increases in medical costs payments and the funding of certain accrued expenses. Net income for the first quarter of 2003 included a $45 million non-cash charge for litigation settlement.

Parent Cash Balances: Parent company cash and investments totaled $433.5 million at March 31, 2004, compared to $369 million at December 31, 2003. The increase during the quarter was primarily due to dividend receipts from regulated subsidiaries, income tax transfers from subsidiaries in excess of amounts due to taxing authorities and proceeds from stock option exercises. The Company currently has a $50 million dividend request under review by New York regulators.

Share Repurchase Program: As a result of the proposed merger between the Company and a wholly owned subsidiary of UnitedHealth Group, the Board of Directors of Oxford has terminated the Company’s share repurchase program. The Company did not repurchase any shares in the first quarter of 2004. The Company repurchased 23.8 million shares for $757.2 million since the inception of its share repurchase program in the third quarter of 2001.

Quarterly Dividend: The Company will pay a quarterly cash dividend of 10 cents per share on April 27, 2004 totaling $8.2 million, to shareholders of record as of April 12, 2004. The Company does not anticipate declaring any additional quarterly dividends at this time due to the proposed merger.

Conference Call and Webcast

The Company will hold a conference call today at 6:00 pm (Eastern Time) to review the results of the first quarter and to discuss management’s outlook for the balance of 2004. This call replaces the previously scheduled call on Thursday, April 29, 2004. The public is invited to listen to this conference call by dialing 1-888-452-0455 (using the passcode 3580340) at least 10 minutes prior to the start of the call. Individuals who dial in will be asked to identify themselves and their affiliations. Investors, analysts and the public are also invited to listen to the conference call over the Internet by visiting our website at www.oxfordhealth.com. To listen to this call live on the Internet, visit the investor page of Oxford’s web site at least 20 minutes early (to download and install any necessary audio software).

About Oxford

Founded in 1984, Oxford Health Plans, Inc. provides health plans to employers and individuals primarily in New York, New Jersey and Connecticut, through its direct sales force, independent insurance agents and brokers. Oxford’s commercial insured products and services include traditional health maintenance organizations, preferred and exclusive provider organizations, point-of-service plans and consumer directed health plans. The Company also offers Medicare plans and third party administration of employer-funded benefits plans. More information about Oxford Health Plans, Inc. is available at www.oxfordhealth.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release, including statements concerning the Company’s strategy, product portfolio, provider networks and other statements contained herein regarding matters that are not historical facts, are forward-looking statements as defined in the Securities Exchange Act of 1934; and because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to:

•	Changes in federal or state regulation relating to health care and health benefit plans.

•	The state of the economy.

•	Rising medical costs or higher utilization of medical services, including higher out-of-network utilization under point-of-service plans and new drugs and technologies.

•	Competitive pressure on the pricing of the Company’s products, including acceptance of premium rate increases by the Company’s commercial groups.

•	Higher than expected administrative costs in operating the Company’s business and the cost and impact on service of changing technologies.

•	The ability of the Company to maintain risk transfer, risk sharing, incentive and other provider arrangements and the resolution of existing and future disputes over the reconciliations and performance under such arrangements.

•	Any changes in the Company’s estimates of its medical costs and expected cost trends.

•	The impact of future developments in various litigation matters and the periodic examination, investigation and review of the Company by various federal and state authorities.

•	The Company’s ability to renew existing members and attract new members.

•	The Company’s ability to develop processes and systems to support its operations and any future growth and to administer new health care benefit designs.

•	Any future acts or threats of terrorism or war.

•	Those factors included in the discussion under the caption “Cautionary Statement Regarding Forward-Looking Statements” in Part I, Item 1, of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 filed with the Securities and Exchange Commission.

Investor Contacts:	Media Contact:
Gary Frazier	Maria Gordon-Shydlo
(203) 459-7331	(203) 459-7674
Jon Green
(203) 459-6674

Note: Exhibit 1 above reconciles the differences between run rate earnings and net earnings calculated and presented in accordance with generally accepted accounting principles (“GAAP”). Management believes that the presentation of run rate earnings provides useful information to investors regarding the Company’s results of operations because such presentation facilitates the period-to–period comparison of operating performance by eliminating charges for settlement of the 1997 securities class action litigation, which charges are unrelated to current period operating performance, and by eliminating, among other things, the current period impact of changes to the Company’s estimates of prior period medical cost reserves.

Run Rate Adjustments for the Quarters Ended March 31, 2004 and 2003

During the first quarter of 2004, the Company had net favorable prior period reserve adjustments (“PPRAs”) of medical costs of approximately $0.5 million, compared to approximately $7.1 million in the first quarter of 2003. These PPRAs had a nominal $0.01 per share effect on reported net earnings for the first quarter of 2004 and increased first quarter 2003 earnings by $0.05 per share.

Changes in Medical Costs Payable

During the first quarter of 2004, the Company incurred estimated health care services expenses of $1.12 billion compared to $1.04 billion in the first quarter of 2003, representing an increase of $78 million, or 7.5%. During the first quarter of 2004, net favorable PPRAs were $0.5 million compared to $7.1 million in 2003. The 2004 amounts were comprised of favorable development of $3.3 million on commercial reserves and unfavorable development of $2.8 million on Medicare reserves. The 2003 amounts were comprised of favorable development of $8.0 million on commercial reserves and unfavorable development of $0.9 million on Medicare reserves.

Definitions

IBNR and medical claims reserves: Estimates of liabilities for incurred but unreported medical claims including in-house inventories, adjudicated but not yet paid claims, net liabilities under risk sharing arrangements and reserves for previously denied claims.

Pharmacy PBM payable: Bi-weekly amounts due to the Company’s pharmacy benefit manager based on submission of pharmacy claims.

Stabilization and stop-loss pools, BDCC and GME reserves, net: Estimated net liabilities (receivables) related to various state programs including New York market stabilization and stop-loss pools, bad debt and charity care and graduate medical education surcharges.

Other reserves: Estimated liabilities for certain former medical contracts that are in various stages of resolution.

Components of Medical Costs Payable

During the first quarter of 2004, total medical costs payable increased $21.4 million from the balance at December 31, 2003. IBNR and medical claims reserves as of March 31, 2004 represented approximately 95.6% of total medical costs payable compared to 90.3% as of March 31, 2003. Other reserves declined during the quarter primarily as a result of settlement payments made to the Company’s former pharmacy benefit manager.

Total days medical costs payable at March 31, 2004 and December 31, 2003 was approximately 58 days.

1 -	Excludes net litigation charges of ($151.3 million) in 2002 and ($45 million) in the first quarter of 2003, and $14.3 million of litigation insurance recoveries in the third quarter of 2003.
2 -	Run Rate ALR excludes charges and recoveries related to the securities class action litigation settlement costs in the first quarter of 2003 ($45 million) and the recovery of $14.3 million in the third quarter of 2003. Full year 2002 excludes total charges and expenses of ($171.3 million) related the now settled securities litigation and ($15.5 million) for the termination charge related to the CSC contract.

Selected Trends and Financial Statistics

Commercial premium revenues increased $62 million over the first quarter of 2003. Commercial premium yields, net of product mix and benefit changes, increased approximately 9.9% over the first quarter of 2003. Medicare premiums increased $11.7 million over the first quarter of 2003 as a result of the mix of membership and increased reimbursement rates.

Commercial per member per month (PMPM) medical costs for the first quarter of 2004 increased approximately 11.8% compared to the 2003 first quarter. This increase reflects the reported PMPM commercial medical costs adjusted for net favorable development of commercial medical reserves of approximately $3.3 million and $8.0 million in the first quarter of 2004 and 2003, respectively, and the impact of one additional business day in the first quarter of 2004. Adjusting for the additional business day, commercial PMPM medical costs increased by approximately 10.7%. This increase was in line with management’s estimates for the quarter and is consistent with management’s estimate of a full year commercial PMPM medical trend between 9% and 10%.

The previously reported first quarter 2003 commercial PMPM medical costs increased only 8.4% over the first quarter of 2002, creating an atypical point of comparison for the current quarter’s results. The 2003 first quarter PMPM commercial medical cost increase was lower than expected at that time as a result of several one-time events affecting utilization in that quarter. The remaining three quarters of 2003 had higher medical cost trends and represent more normalized run rates for year-over-year analysis. Full year 2003 PMPM commercial medical cost trends were approximately 9.4%.

Membership

Total fully insured commercial membership ended the quarter at 1.404 million members compared to 1.430 million members at the end of December 2003. The decline in fully insured commercial membership for the first quarter of 2004 was in line with management’s expectations.

Medicare membership remained relatively flat at 70,400 compared to 70,800 at December 31, 2003.